CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 26, 2023, relating to the financial statements and financial highlights of Fiera Small/Mid Cap Growth Fund, Fiera Capital Global Equity Fund, Fiera Capital International Equity Fund, and Fiera Capital U.S. Equity Long-Term Quality Fund, each a series of Fiera Capital Series Trust, appearing in the Annual Report on Form N-CSR of Fiera Capital Series Trust for the year ended March 31, 2023, and to the references to us in the Statement of Additional Information and under the heading “Financial Highlights” in the Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

February 23, 2024